Exhibit 10.1(c)

AMENDMENT NO. 4
TO THE
CENTURYTEL RETIREMENT PLAN

WHEREAS, the CenturyTel Retirement Plan (“Plan”) was amended and restated by CenturyTel, Inc. (the “Company”) effective December 31, 2006;

WHEREAS, the Company expects to acquire Embarq Corporation (“Embarq”) in a transaction expected to close in the second quarter of 2009 (the “Transaction”);

WHEREAS, the Company intends to keep employees of the Company on the Company’s benefit plans until combined plans for Company and Embarq are effective, and intends to exclude from the CenturyTel plans non-union employees who worked for Embarq prior to the Transaction, but who transfer to a CenturyTel location after the Transaction;

WHEREAS, the Company intends to indemnify its officers, directors, and employees who serve as fiduciaries of the Plan from liability arising from fiduciary conduct performed in connection with the Plan; and

WHEREAS, the Company reserved the right to amend the Plan in Section 12.2 of the Plan.

NOW, THEREFORE, effective as of the execution date shown below, the Plan is amended as follows:

I.

Section 2.22 of the Plan, Employee, is amended to add the following new paragraphs at the end:

The term Employee shall not include any individual who, as of the effective date of the acquisition of Embarq Corporation (“Embarq”) by the Company, was a common law employee of Embarq, but who transfers to a work location of an Employer after such acquisition, if such individual remains on a payroll of Embarq or another entity that, immediately prior to such acquisition, was required to be aggregated with Embarq under Section 414(b), (c), (m) or (o) of the Code (an “Embarq Entity”).

The term Employee shall include any individual who, as of the effective date of the acquisition of Embarq by the Company, was an Employee, but who transfers to an Embarq Entity work location after such acquisition, provided the individual remains on the payroll of an Employer.

The previous two paragraphs shall not apply to individuals covered by a collective bargaining agreement that provides for participation in the Plan, and shall not apply if the Company does not complete its acquisition of Embarq.

II.

Section 3.1 of the Plan, Eligible Employees, is amended to add the following new paragraph at the end:

Notwithstanding the above provisions of Section 3.1, if an individual who was an Eligible Employee as of the date of the acquisition of Embarq (as defined in Section 2.22) by the Company is transferred to an Embarq Entity (as defined in Section 2.22) after such acquisition, and if such individual remains on the payroll of an Employer, he or she shall remain an Eligible Employee for as long as he or she remains an Employee on such payroll.  All Plan benefits for such an individual shall be determined based on the assumption that Compensation and service on and after the date of transfer to the Embarq Entity relate to the Employer whose payroll includes such individual.

III.

A new Section 10.14, Liabilities, is added to the Plan and shall read as follows:

10.14       Liabilities.   The Company shall indemnify and defend any Plan fiduciary who is an officer, director, or employee of the Company or another Employer against any claim or liability that arises from any action or inaction in connection with the Plan, subject to the following rules:

(a)	coverage shall be limited to actions taken in good faith that the fiduciary reasonably believed were not opposed to the best interest of the Plan;

(b)	negligence by the fiduciary shall be covered to the fullest extent permitted by law; and

(c)	coverage shall be reduced to the extent of any insurance coverage.

IN WITNESS WHEREOF, CenturyTel has executed this amendment on this 30th day of June, 2009.

CENTURYTEL, INC.

By: /s/ Stacey W. Goff

Title: Senior Vice-President, General Counsel and Secretary